SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of this 20th day of September 2012 by and between Precision Biologics, Inc., a Delaware corporation (“Purchaser”), and Neogenix Oncology, Inc., a Maryland corporation (“Seller”), and amends the Asset Purchase Agreement dated July 23, 2012 by and between Purchaser and Seller (the “Original Purchase Agreement”), as amended by the Amendment to Asset Purchase Agreement dated August 31, 2012 (the Original Purchase Agreement, as so amended, the “Purchase Agreement”). Terms defined in the Purchase Agreement and not otherwise defined herein are used herein as defined in the Purchase Agreement.

RECITALS

Seller and Purchaser entered into the Purchase Agreement, which provides for the purchase and sale of substantially all of the assets of the Seller’s Business, the assumption of certain liabilities associated therewith, and for certain bid protections in connection therewith. As contemplated by the Purchase Agreement, the Seller filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland (Greenbelt Division). Seller and Purchaser have agreed to increase the amount of the Contingent Cash set forth in Section 3.1(a) of the Purchase Agreement and the Purchaser has agreed to assume the Seller’s liability to the Seller’s employees with respect to accrued vacation.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Section 3.1(a) of the Purchase Agreement is hereby amended by deleting the phrase "up to an additional $500,000" therefrom and substituting therefor the phrase "up to an additional $730,000".

2.      The Purchaser hereby agrees to assume the Seller’s liability to the Seller’s employees with respect to accrued vacation and the Purchaser shall use its best good faith efforts to obtain a termination and release agreement from each of the Seller’s employees.

3.      Except as specifically amended by this Amendment or specifically by the Sale and Bidding Procedures Order dated August 21, 2012, the Purchase Agreement remains in full force and effect in accordance with its terms.

[Signatures on Following Page.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Asset Purchase Agreement to be executed and delivered on the date first above written.

PURCHASER:
PRECISION BIOLOGICS, INC.

By:	/s/ Stanley B. Archibald, Jr.______
Stanley B. Archibald, Jr., President and Chairman

SELLER:
NEOGENIX ONCOLOGY, INC.

By:	/s/ Philip M. Arlen, M.D. ________
Philip M. Arlen, President and Chief Executive Officer